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[LOGO NOVELIS]

                                                                   Exhibit 10.27


PERSONAL & CONFIDENTIAL

Dear Jack,

Further to our recent discussions, this is to confirm to you the terms of the expatriate offer for the position of President, Novelis Asia. You will be located in Seoul, Republic of Korea, and you will report to me.

The terms and conditions of this expatriate assignment are as follows:

1.   STARTING DATE AND DURATION

     The effective date of your appointment is January 1, 2005, and is contingent upon successful completion of the spin-off and creation of Novelis Inc.

     The anticipated duration of this assignment is one to two years. Actual duration will be reviewed annually.

2.   STATUS OF EMPLOYMENT


     You will be an employee of and paid by Novelis Corporation. Your status is that of an employee of Novelis Corporation seconded to Novelis Korea Limited. U.S. laws provide that a U.S. employee may remain outside of the United States for an extended term and yet retain participation in a number of the Novelis Corporation Benefit Plans and the U.S. Social Security system.

     However, in order to maintain your participation in these plans, it is essential that Novelis Corporation retain certain customary employee management rights as your employer during your secondment. There is no reason why in practice this retention of rights in Novelis Corporation should in any way interfere with your ability to work loyally and effectively for Novelis Korea Limited.


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     Within the context of Novelis Corporation's Policy on International
     Assignments, your status is defined as being that of a U.S. based expatriate on assignment in the Republic of Korea.

3.   COMPENSATION PACKAGE

Your base compensation and benefits package is designed to provide you with a level of income and benefits which are similar to those you would have received in the U.S.A. in a similar position.

     (a)  POSITION GRADE
          The Position Grade is Grade 47.

     (b)  HOME BASE SALARY
          Your home base salary will be US$ 277,000.00 per annum.

          Your home base salary will be subject to review periodically in accordance with Novelis Corporation's salary administration practices in the U.S.A.

     (c)  EXPATRIATE PREMIUM
          You will receive an Expatriate Premium, which is 10% of your Home Base Salary, net after tax per annum. This premium will be adjusted as and when your Home Base Salary is adjusted.

     (d)  LOCATION ALLOWANCE
          You will receive a Location Allowance, which is 10% of your Home Base Salary, net after tax per annum. This premium will be adjusted as and when your Home Base Salary is adjusted.

     (e)  EXECUTIVE PERFORMANCE AWARD PLAN EPA
          You will continue to participate in the Executive Performance Award
          (EPA) Plan consistent with your new Job Grade 47, which is currently 55%.

     (f)  NOVELIS CORPORATION LONG TERM INCENTIVE
          You will continue to be eligible for annual Long Term Incentive at Job Grade 47. The delivery method for the Novelis Corporation Long Term Incentive will be developed in 2005. The details of the Novelis Corporation's Long Term Incentive program will be communicated when they become available. The explanation of the conversion methodology for both your Alcan Stock Options and your Alcan TSR awards will be sent to you separately.


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     (g)  FLEXIBLE PERQUISITES PROGRAM
          As an employee on the expatriate program you will not participate in the Novelis Flexible Perquisites Program.

     (h)  DEFERRED COMPENSATION PROGRAM
          Alcan will maintain your deferred compensation account and be subject to the elections that you made. Given the nature of this plan, there is no plan to create a deferred compensation plan within Novelis Corporation at the point of the spin-off. This will be reviewed in due course.

     (i)  METHOD OF SALARY PAYMENT
          Your salary will be paid to you by Novelis Corporation.

     (j)  ALCAN SAVINGS PLAN
          You will be eligible to continue your active participation in the Alcancorp Employee Savings Plan on the compensation paid by Novelis Corporation. You will be able to join the Novelis Corporation Savings Plan when it is created.

     (k)  GOODS AND SERVICES ADJUSTMENT
          You will receive an allowance or have a deduction made, as the case may be, to compensate for the differences in relative costs of goods and services between Seoul, Republic of Korea and the U.S.A. This allowance, or deduction, will vary from time to time.

     (L)  EXPATRIATE COMPENSATION STATEMENT (ECS)
          Attached is your Expatriate Compensation Statement, which reflects the current data. It is sent to you in order that you may understand the composition of your compensation package. The Expatriate Compensation Statement will be updated from time to time as conditions change. These adjustments will be made based on data supplied from our consultant (ORC).

4.   RETIREMENT BASE

     The U.S.A. is designated as your Retirement Base.

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5.   PENSION

     As an employee of Novelis Corporation, you will continue to participate in the Alcancorp Pension Plan during the 2005 transition year. You will be eligible to join the new Novelis Corporation Pension Plan in 2006. You will not be eligible to join the pension and related benefit plans of Korea.

6.   LIFE AND BUSINESS TRAVEL ACCIDENT INSURANCE

     During your assignment, you will continue to be covered by the Novelis Life Insurance and Business Travel Accident Plans. You may continue to purchase optional and dependent life insurance.

     Annual adjustments to your coverage and resulting contribution changes will take into consideration any salary adjustment you might receive during your assignment.

7.   LONG-TERM DISABILITY

     You will also maintain coverage under the Novelis Long Term Disability Plan. The provisions of that plan are explained in the Alcancorp benefits handbook, Moving Toward Tomorrow, a copy of which you already have. The cost of this program is borne by the company.

8.   SOCIAL SECURITY

     You will continue to participate in the United States Social Security System. If required to make contributions to Korean Social Security, these funds will be reimbursed to you.

9.   MEDICAL AND DENTAL INSURANCE

     You will continue to be covered for medical and dental insurance under Novelis' plans for expatriates. In addition, services of S.O.S., an independent contract firm which provides emergency medical advice, referral and if necessary medical evacuation will continue.
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10.  AUTOMOBILE

     Novelis Korea Limited will continue to provide you with a company car for your business and personal use. In line with practice in the Republic of Korea, you will also be provided with the services of a company driver for your business and personal use, with priority given to business requirements.

12.  LEAVE

     (a)  VACATION

          Your entitlement will continue according to the Novelis schedule.

     (b)  HOME LEAVE

          The United States is designated as your Home Leave base.

     (c)  TRAVEL COSTS

          Home leaves will be granted for the duration of this assignment. You and/or your wife will be entitled to claim a combined maximum of three
          (3) round trip business class airfare tickets per 12 month period (June 1- May 31) between Seoul and the U.S.A. The cost of the airfares will be for the Company's account. All other incidental expenses incurred during any home leave trip will be for your account.

13.  HOUSING

     UNITED STATES
     Since you utilized the Company provided assistance with the sale of your house in Cleveland, you will continue to have the discounted ORC housing charge of $15,000 per year included in your ECS for the term of this assignment.

     SEOUL
     The cost of appropriate fully furnished accommodations, including utilities, in Korea will be born by Novelis Korea Limited for your use for the term of the assignment.

14.  SPORTS/SOCIAL CLUB

     The cost of joining and maintaining a family membership in one sports/social club in Seoul will be for Novelis Korea Limited account. Expenses incurred at the club, other than those that are for business entertainment will be for your account. This provision is a taxable benefit


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     and the hypothetical tax cost will also be for Novelis Korea Limited account.

15.  PROFESSIONAL ASSISTANCE FOR PREPARATION OF INCOME TAX RETURNS

     You will be provided with the services of professional consultants for the preparation of your personal income tax requirements in Korea and the United States. The fees for this service will be for Novelis Korea Limited account. Any tax liabilities you incur in Korea, over and above what you would be required to pay from your regular employment status with Novelis Corporation in the United States will be for the Company's account.

16.  COMPASSIONATE LEAVE

     In addition to the trips outlined above, should a member of your immediate family not residing with you in Seoul suffer life-threatening illness, injury or death, assistance will be provided to allow you/and your wife to be with the relative or attend to necessary arrangements.

17.  CHANGE IN STATUS

     Should the duration of this assignment or the position itself change significantly, then certain parts of this letter will have to be re-discussed with you.

18.  REPATRIATION TO THE UNITED STATES

     Upon completion or termination of this assignment, should there be no mutually agreeable position available at that time within Novelis, you and your wife will be repatriated by the company to the United States. Your employment will be terminated in accordance with the severance policy then in effect in the United States

19.  CONTACTS

     Mr. Kenneth Grillo will be your contact in Cleveland. Your contact in the Republic of Korea will be Bernie Sanders.


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Kindly indicate your acceptance of this offer by signing where indicated below and returning the letter to me. Please make a copy for your file.


                                        /s/ Martha Brooks
                                        --------------------------------------
                                        Martha Brooks
                                        Chief Operating Officer
                                        Novelis Corporation

Accepted: /s/ John C. Morrison
          --------------------------
              John C. Morrison

Date:

             January 17, 2005


Copies to:

Mr. Kenneth C. Dunn
Mr. David K. Godsell
Mr. Kenneth A. Grillo
Mr. Bernie Sanders